SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

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Martek Biosciences Corporation

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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MARTEK BIOSCIENCES CORPORATION
6480 Dobbin Road
Columbia, Maryland 21045
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
       The 2006 Annual Meeting of Stockholders of Martek Biosciences Corporation will be held at the Company’s headquarters, 6480 Dobbin Road, Columbia, Maryland, on Thursday, March 16, 2006 at 11:00 a.m. for the following purposes:

1.	To elect two members of the Board of Directors for the term expiring at the 2009 Annual Meeting of Stockholders;

2.	To approve a proposed amendment of the 2004 Stock Incentive Plan, including an increase in the number of shares issuable under the Plan; and

3.	To consider and act upon such other business as may properly come before the Annual Meeting.
      Only stockholders of record at the close of business on January 20, 2006 are entitled to notice of and to vote at the meeting.
      WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, YOU ARE REQUESTED TO SIGN, DATE AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN THE ENCLOSED STAMPED ENVELOPE.
      ALL STOCKHOLDERS ARE EXTENDED A CORDIAL INVITATION TO ATTEND THE MEETING.

By Order of the Board of Directors

GEORGE P. BARKER
Secretary
Columbia, Maryland
February 10, 2006

MARTEK BIOSCIENCES CORPORATION
6480 Dobbin Road
Columbia, Maryland 21045
PROXY STATEMENT
Annual Meeting of Stockholders
March 16, 2006
      This Proxy Statement and attached proxy are furnished on or about February 10, 2006 to stockholders of Martek Biosciences Corporation (the “Company”) in connection with the solicitation by the Board of Directors of the Company (the “Board”) of proxies to be voted at the Annual Meeting of Stockholders (the “Annual Meeting”). The Annual Meeting will be held on Thursday, March 16, 2006 beginning at 11:00 A.M. local time at the Company’s headquarters, located at 6480 Dobbin Road, Columbia, Maryland 21045. The stockholder giving the proxy has the power to revoke the proxy at any time before it is exercised by delivering to the Secretary of the Company at the above address a written notice of revocation or a duly executed proxy bearing a later date. If you decide to attend the Annual Meeting and wish to change your proxy vote, you may do so automatically by voting in person at the meeting.
      The Company will bear the cost of soliciting proxies. Copies of solicitation material may be furnished to brokers, custodians, nominees and other fiduciaries for forwarding to beneficial owners of shares of the Company’s Common Stock, and normal handling charges may be paid for such forwarding service. Officers and other management employees of the Company may solicit proxies by mail or by personal interview, telephone or telecopy. They will receive no additional compensation for their services. At the close of business on January 20, 2006 (the “Record Date”), there were 32,063,791 shares of the common stock of the Company outstanding and entitled to vote at the meeting. There were 353 stockholders of record as of the Record Date. Only stockholders of record on the Record Date will be entitled to vote at the meeting, and each share will have one vote.
PROPOSAL 1
Election of Directors
      The Board of Directors consists of eleven members. The Board is divided into three classes of directors. At each annual meeting, members of one of the classes, on a rotating basis, are elected for a three-year term. At this meeting, two persons nominated as Class II directors for the term expiring at the 2009 Annual Meeting of Stockholders are proposed to be elected. Proxies cannot be voted for a greater number of persons than the number of nominees named. Proxies representing shares held on the Record Date which are returned duly executed will be voted, unless otherwise specified, in favor of the two nominees for the Board named below. Both of such nominees are currently directors of the Company. The Board of Directors unanimously recommends that Martek stockholders vote “FOR” the nominees listed below.
      Unless otherwise instructed on the proxy, it is the intention of the persons named in the proxy to vote the shares represented by each properly executed proxy for the election as directors of the persons named as nominees. Each of the nominees has consented to be named herein and to serve on the Board if elected. It is not anticipated that any nominee will become unable or unwilling to accept nomination or election, but, if that should occur, the persons named in the proxy intend to vote for the election in his or her stead, such other person as the Nominating and Corporate Governance Committee of the Board may recommend to the Board.
      The following table presents information concerning persons nominated for election as directors of the Company, those directors whose term of office will continue after the meeting and those directors who will be retiring from the Company’s Board of Directors on March 16, 2006 (the expiration of their terms), including the directors’ current membership on committees of the Board of Directors, principal occupations or affiliations during at least the last five years and certain other directorships held. For additional information concerning the nominees for director, including stock ownership and compensation, see “Directors’ Fees,” “Beneficial Ownership of Common Stock,” and “Compensation” below.

Nominees for Election as a Director for Terms Expiring in 2009:

James R. Beery Age 64	Member — Audit Committee, Nominating and Corporate Governance Committee

Mr. Beery served as Senior Vice President and General Counsel for SmithKline Beecham and subsequently GlaxoSmithKline from 1993 until his retirement in 2001. Prior to that, Mr. Beery practiced law with international law firms in New York, Tokyo and London, including serving as Managing Partner of the London office of Morrison & Foerster, specializing in strategic transactions and general corporate matters for a variety of industries. Following his retirement from GlaxoSmithKline, Mr. Beery became Senior Of Counsel to the London office of Covington & Burling. Mr. Beery also serves as a director for deCODE genetics, Inc. and Orchid Cellmark, Inc. Mr. Beery has been a director of the Company since March 2004.

Robert J. Flanagan Age 49	Member — Compensation Committee, Nominating and Corporate Governance Committee

Mr. Flanagan has been Executive Vice President of Clark Enterprises, Inc. (“Clark”), a Bethesda, Maryland-based holding company, since 1989. Clark is the ownership, investment and asset management arm of various Clark entities, including one of the largest privately-held construction companies in the United States. Prior to joining Clark, Mr. Flanagan was Treasurer, Secretary and a member of the Board of Directors of Baltimore Orioles, Inc. from 1981 to 1989. He was also employed from 1978 to 1981 as a member of Arthur Andersen’s audit division in its Washington, D.C. office. Certified as a public accountant in Washington, D.C., Mr. Flanagan has been a director of the Company since April 2002.
Directors Continuing in Office:

Douglas J. MacMaster, Jr. Age 75	Member — Compensation Committee, Nominating and Corporate Governance Committee

Mr. MacMaster served in various management positions at Merck & Co., Inc. (“Merck”) from 1961 to 1988, during which time he was appointed Senior Vice President responsible for ten divisions, including Manufacturing and Technology and Pharmaceutical Manufacturing. Mr. MacMaster retired from Merck in 1991 and currently serves as a director for Neose Technologies, Inc. Mr. MacMaster has been a director of the Company since 1993. His term expires in 2007.

John H. Mahar Age 71	Member — Compensation Committee

Mr. Mahar has served as President of Hillside Management, a consulting firm, since 1992. From 1991 to 1992, Mr. Mahar was a Vice President at Salomon Brothers Inc., serving as a principal for the Venture Capital Fund. From 1985 to 1991, Mr. Mahar was Executive Vice President and Chief Operating Officer of Elf Technologies, Inc., a venture capital firm. Mr. Mahar was reelected as a director of the Company in February 1993. Prior to that time, he served as a director of the Company from 1988 until 1991. His term expires in 2007.

Eugene H. Rotberg Age 75	Member — Audit Committee, Nominating and Corporate Governance Committee

Mr. Rotberg has been an independent advisor to international development and financial institutions since 1990. From 1987 to 1990, Mr. Rotberg was Executive Vice President and a member of the Executive Committee at Merrill Lynch & Co., Inc. From 1969 to 1987, Mr. Rotberg was Vice President and Treasurer of the World Bank. Mr. Rotberg has been a director of the Company since 1992. His term expires in 2007.

Polly B. Kawalek Age 51	Mrs. Kawalek retired in 2004 after serving for 25 years in various capacities at Quaker Oats, Inc., a consumer goods company and, since 2001, a business unit of PepsiCo. From 2002 until her retirement, she served as President of PepsiCo’s Quaker Foods division. In 2001, Mrs. Kawalek served as President of Quaker Oats’ U.S. Foods division and from 1997 through 2000, she served as President of the Hot Breakfast division. Mrs. Kawalek also serves as director for Kimball International, Inc. Mrs. Kawalek has been a director of Martek since January 2006. Her term expires in 2008.

Jerome C. Keller Age 63	Mr. Keller retired from his position as Martek’s Senior Vice President, Sales and Marketing in 2005, a position he held since 1997. Prior to joining Martek, Mr. Keller had been consulting after spending a 25-year career at Merck, most recently as Vice President of Sales from 1986 to 1993. Mr. Keller also serves as a director of WebMD Health Corp. Mr. Keller has been a director of Martek since October 2005. His term expires in 2008.

Henry Linsert, Jr. Age 65	Mr. Linsert joined Martek as Chairman of the Board in 1988 and became Chief Executive Officer in 1989. Mr. Linsert will retire as Chief Executive Officer in June 2006. From 1987 to 1988, he was primarily engaged as President of American Technology Investments Corp., a consulting company specializing in the development and financing of early stage companies in the Mid-Atlantic area. He was President and Chief Executive Officer of Suburban Capital Corporation, a venture capital subsidiary of Sovran Financial Corporation (now Bank of America), from 1983 to 1987. Prior to 1983, Mr. Linsert was Vice President of Inverness Capital Corporation, a small business investment company, and Vice President of First Virginia Bank. He also served as a Captain in the U.S. Marine Corps and as an artillery officer in Vietnam. His term expires in 2008.

Sandra Panem, Ph.D Age 59	Member — Audit Committee

Dr. Panem is a partner in Cross Atlantic Partners, an investment company specializing in biotechnology and healthcare. Prior to 1999, Dr. Panem was President of Vector Fund Management, L.P. (“VFM”), which focused on later-stage companies. Prior to joining VFM, she served as Vice President and Portfolio Manager for the Oppenheimer Global BioTech Fund, a mutual fund that invested in public and private biotechnology companies. Prior to joining Oppenheimer, Dr. Panem was a Vice President at Salomon Brothers Venture Capital, a fund focused on early and later-stage life sciences and technology investments. Dr. Panem has been a director of the Company since May 1995. Prior to that time, she served as a director from June 1990 until February 1993. Dr. Panem also serves as a director for Bioject, Inc. Her term expires in 2008.
Directors Retiring on March 16, 2006:

Gordon S. Macklin Age 77	Mr. Macklin serves as a director of MedImmune, Inc. and Overstock.com, and is a director, trustee, or managing general partner, as the case may be, of 48 of the investment companies in the Franklin Templeton Group of Funds. Mr. Macklin was formerly the Deputy Chairman of White Mountains Insurance Group, Inc. from 2001 to 2004, Chairman of White River Corporation from 1993 to 1998, President of the National Association of Securities Dealers, Inc. (1970-1987) and Chairman of Hambrecht and Quist Group (1987-1992). Mr. Macklin has been a director of Martek since 1998.

Dr. Richard J. Radmer Age 63	Dr. Radmer, a founder of Martek, has served since 1985 as a director. He served as President and Chief Scientific Officer of the Company until he retired from these positions in March 2003. Prior to 1985, Dr. Radmer worked for 17 years at Martin Marietta Corp. where he headed the Biosciences Department, which performed research to develop new products from microalgae, among other activities. He has served as an Adjunct Associate Professor and Associate Member of the Graduate Faculty at the University of Maryland.
Board Committees
      The Board of Directors has established a Nominating and Corporate Governance Committee, a Compensation Committee and an Audit Committee.
Nominating and Corporate Governance Committee
      The Nominating and Corporate Governance Committee of the Board of Directors (“Nominating Committee”) was established in January 2003 and met five times during fiscal 2005. The members of the Nominating Committee are Messrs. Beery, Flanagan, MacMaster and Rotberg. Mr. Macklin served on the Nominating Committee until January 2005. Each of the members of the Nominating Committee meets the definition of “independent” set forth in the NASDAQ Stock Market’s corporate governance listing standards. The Charter for the Committee can be accessed electronically in the “Corporate Governance Policies” section of the investor page of the Company’s website at www.martekbio.com or by writing to us at Martek Biosciences Corporation, Attention: Secretary, 6480 Dobbin Road, Columbia, Maryland 21045. The Nominating Committee’s responsibilities include: (i) establishing criteria for the selection of new directors; (ii) evaluating the qualifications of potential candidates for directors; (iii) recommending to the Board of

Directors the nominees for election at the next annual meeting or any special meeting of stockholders and any person to be considered to fill a Board of Director vacancy or a newly created directorship; and (iv) reviewing and reassessing the adequacy of the corporate governance principles of the Company.
      The Nominating Committee will consider stockholder recommendations for directors sent to the Nominating and Corporate Governance Committee, c/o General Counsel and Secretary, Martek Biosciences Corporation, 6480 Dobbin Road, Columbia, Maryland 21045. Stockholder recommendations for director should include: (i) the name and address of the stockholder recommending the person to be nominated; (ii) a representation that the stockholder is a holder of record of stock of Martek, including the number of shares held and the period of holding; (iii) a description of all arrangements or understandings between the stockholder and the recommended nominee; (iv) such other information regarding the recommended nominee as would be required to be included in a proxy statement filed pursuant to Regulation 14A promulgated by the SEC pursuant to the Securities Exchange Act of 1934, as amended; and (v) the consent of the recommended nominee to serve as a director of Martek if so elected. To submit a recommendation for director for an upcoming annual stockholder meeting, it is necessary that you notify Martek not less than 120 days or more than 180 days before the first anniversary of the date that the proxy statement for the preceding year’s annual meeting was first sent to stockholders. Martek’s 2006 Proxy Statement was first sent to stockholders on February 10, 2006. Thus, in order for any such nomination to be considered by Martek for the 2007 Annual Meeting of Stockholders, it must be received by Martek not later than October 13, 2006. In addition, the notice must meet all other requirements contained in Martek’s Bylaws, if any. Stockholders’ recommended nominees that comply with these procedures will receive the same consideration that the Nominating Committee’s nominees receive.
      To be considered by the Nominating Committee, a nominee must meet the following minimum criteria:

•	Director candidates shall have the highest personal and professional integrity.

•	Director candidates shall have a record of exceptional ability and judgment.

•	Director candidates must be able and willing to devote the required amount of time to the Company’s affairs, including attendance at Board and committee meetings.

•	Director candidates should have the interest, capacity and willingness, in conjunction with the other members of the Board, to serve the long-term interests of the Company’s stockholders.

•	Director candidates shall be free of any personal or professional relationships that would adversely affect their ability to serve the best interests of the Company and its stockholders.
      The Nominating Committee, with the help of the General Counsel and, as needed, a retained search firm, screens the candidates, performs reference checks, prepares a biography for each candidate for the Nominating Committee to review and conducts interviews. The Nominating Committee and Martek’s Chief Executive Officer interview candidates that meet the above criteria, and the Nominating Committee selects nominees that best suit the Board’s needs to recommend to the full Board.
Compensation Committee
      The Compensation Committee of the Board of Directors (the “Compensation Committee”) met six times during fiscal 2005. The members of the Compensation Committee are Messrs. Flanagan, MacMaster and Mahar. The Charter for the Compensation Committee can be accessed electronically in the “Corporate Governance Policies” section of the investor page of the Company’s website at www.martekbio.com or by writing to us at Martek Biosciences Corporation, Attention: Secretary, 6480 Dobbin Road, Columbia, Maryland 21045. The Compensation Committee’s responsibilities include: (i) overseeing the Company’s incentive compensation plans and equity-based plans and (ii) annually reviewing and approving the corporate goals and objectives relevant to the Chief Executive Officer’s and other executive officers’ compensation, evaluating their performance in light of those goals and objectives and setting their compensation level based on this evaluation. As part of its responsibilities, the Compensation Committee administers the Company’s 1986 Stock Option Plan, as amended and restated in 1992, the Company’s 1997 Stock Option Plan, the

Company’s 2002 Stock Incentive Plan, the Company’s 2003 New Employee Stock Option Plan and the Company’s 2004 Stock Incentive Plan, as amended and restated in 2005 (collectively the “Option Plan”).
Audit Committee
      The Board of Directors of the Company has a standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended. The Audit Committee of the Board of Directors (the “Audit Committee”) met eight times during fiscal 2005. The members of the Audit Committee are Messrs. Beery and Rotberg and Dr. Panem, all of whom meet the “independence” requirements as set forth in the NASDAQ Stock Market’s corporate governance listing standards. The Board has determined that Mr. Rotberg is an “audit committee financial expert”, as defined by the rules of the SEC. Mr. Macklin was a member of the Audit Committee until January 2005. The Charter for the Audit Committee is attached as Appendix A to this proxy statement and can be accessed electronically in the “Corporate Governance Policies” section of the investor page of the Company’s website at www.martekbio.com or by writing to us at Martek Biosciences Corporation, Attention: Secretary, 6480 Dobbin Road, Columbia, Maryland 21045. The Audit Committee’s responsibilities include: (i) reviewing the independence, qualifications, services, fees, and performance of the independent auditors; (ii) appointing, replacing and discharging the independent auditors; (iii) pre-approving the professional services provided by the independent auditors; (iv) reviewing the scope of the annual audit and reports and recommendations submitted by the independent auditors; and (v) reviewing the Company’s financial reporting and accounting policies, including any significant changes, with management and the independent auditors.
Director Independence
      The Board has determined that: (i) all Director nominees are independent under the NASDAQ Stock Market’s listing standards and (ii) except for Messrs. Linsert and Keller, all directors continuing in office at the 2006 Annual Meeting are independent under the NASDAQ Stock Market’s listing standards.
Stockholder Communications with Directors
      Stockholders wishing to report complaints or concerns about Martek accounting, internal accounting controls or auditing matters or other concerns to the Board or the Audit Committee may do so by sending an email to board@martekbio.com or auditcommittee@martekbio.com, or by writing to the Board or Audit Committee at Martek Biosciences Corporation, 6480 Dobbin Road, Columbia, Maryland 21045.
      Complaints relating to Martek accounting, internal accounting controls or auditing matters will be referred to members of the Audit Committee. Other concerns will be referred to the Nominating Committee. All complaints and concerns will be received and processed by the General Counsel’s office. You will receive a written acknowledgment from the General Counsel’s office upon receipt of your written complaint or concern. You may report your concerns anonymously or confidentially.
Attendance at Meetings
      In addition to committee meetings, during fiscal 2005, the Board held six meetings. All directors of the Company attended 75% or more of all Board meetings and Committee meetings on which each director served, with the exception of Mr. Macklin, who attended fewer than 75% of all Board meetings and Committee meetings on which he served due primarily to health reasons. It is the Company’s policy that all Board members be in attendance at the annual meeting of stockholders. All Board members, except Mr. Macklin, were in attendance at the 2005 Annual Meeting of Stockholders.
Directors’ Fees
      Each director who is not an employee of the Company receives an annual retainer of $20,000 plus $2,000 and expenses per Board meeting. Committee members receive an annual retainer, which varies by committee, plus $1,000 per committee meeting. The annual retainer for committee members is as follows: Audit

Committee Chairman — $8,000; Audit Committee members — $4,000; Compensation Committee Chairman — $4,000; Compensation Committee members — $2,000; Nominating and Corporate Governance Committee Chairman — $4,000; Nominating and Corporate Governance Committee members — $2,000. Each director is also eligible to receive options under the Company’s stock option plans. Currently, each eligible director receives options to purchase 10,000 shares of stock each year on the day of the Company’s Annual Meeting of Stockholders, provided he or she has served as a director of the Company for at least one year as of such Annual Meeting of Stockholders or otherwise has received Board approval for the grant. In addition, each newly elected director receives options to purchase 10,000 shares of the Company’s common stock upon joining the Board. On March 17, 2005, each non-employee director received options resulting from their service as a director to purchase 10,000 shares at $55.85 per share under the Company’s 2004 Stock Incentive Plan. Mrs. Kawalek received options to purchase 10,000 shares at $27.83 per share under the Company’s 2004 Stock Incentive Plan upon her election to the Board in January 2006. All option grants to directors are granted at the closing price for the Company’s common stock as reported on the NASDAQ National Market System on the date of grant. Directors may also be compensated for special assignments delegated by the Board, although no such compensation was provided in fiscal 2005.
Certain Relationships and Related Transactions
      From August 2003 through the project’s completion in May 2005, the Clark Construction Group (“Clark Construction”) had the overall construction and project management role related to the expansion of the Company’s production facilities in Kingstree, South Carolina. Clark Construction is a wholly-owned subsidiary of Clark Enterprises, Inc., of which Mr. Robert Flanagan, a Director of the Company, is Executive Vice President. Mr. Flanagan is also a director of Clark Construction. In return for Clark Construction’s services, over the term of the project, the Company reimbursed Clark Construction’s direct costs, which approximated $3.4 million, and paid a services fee of approximately $3.4 million. During fiscal 2005, the Company paid Clark Construction $2.1 million in connection with its construction and project management services. The Nominating Committee met on August 15, 2003, and with Mr. Flanagan recusing himself, voted to recommend approval of the Clark Construction contract to the full Board provided that the Nominating Committee receive opinions from independent consultants that the proposal was fair and reasonable to the Company and the compensation structure was consistent with structures for comparable projects managed by Clark Construction. After receipt and review of the information requested by the Nominating Committee, the full Board approved the Clark Construction contract, with Mr. Flanagan recusing himself.
      Mr. James Flatt, Senior Vice President, Research, of the Company, and Mr. Robert Flanagan, a director of the Company, are former security holders of OmegaTech, Inc. (“OmegaTech”). Mr. Flanagan is also a manager and member of CNF Investments, LLC, which was also a security holder in OmegaTech. On October 18, 2004, the Company filed a Declaratory Judgment Complaint in the United States District Court for the District of Maryland against Robert Zuccaro, as stockholders’ representative of the former security holders of OmegaTech. The complaint was brought to seek to resolve Mr. Zuccaro’s claim that the former OmegaTech security holders are owed 666,119 additional Martek shares under the Agreement and Plan of Merger by which the Company acquired OmegaTech because a milestone under that agreement was allegedly met. If the milestone were to be deemed to have been met, Mr. Flatt, Mr. Flanagan and CNF Investments, LLC would receive a portion of the milestone shares based on their pro rata interest in OmegaTech immediately prior to Martek’s acquisition of OmegaTech.
Section 16(a) Beneficial Ownership Reporting Compliance
      The Securities Exchange Act of 1934 requires that the Company’s directors, executive officers and 10% stockholders file reports of ownership of equity securities of the Company with the Securities and Exchange Commission and furnish copies of such reports to the Company. The Company routinely assists its officers and directors in preparing these reports. Based solely on a review of such reports furnished to the Company, the Company believes that, for fiscal 2005, all such filing requirements were met.

Beneficial Ownership of Common Stock
      The following table sets forth certain information as of January 15, 2006 (unless otherwise specified) with respect to the beneficial ownership of the Company’s common stock of each person who is known by the Company to own beneficially more than 5% of the outstanding shares of common stock, each director and nominee, each Named Executive Officer (as defined below in “Executive Compensation”) and all directors and executive officers as a group:

	Shares Beneficially		Percentage
Name and Address of Beneficial Owners	Owned(1)		of Class

Capital Research and Management Company	3,543,570	(2)	11.05%
FMR Corp.	3,505,800	(3)	10.93%
Waddell & Reed Financial, Inc.	1,866,340	(4)	5.82%
Henry Linsert, Jr.	528,530	(5)	1.64%
Steve Dubin	119,933	(6)	*
Jerome C. Keller	71,000	(7)	*
Peter L. Buzy	234,000	(8)	*
George P. Barker	169,804	(9)	*
James R. Beery	30,500	(10)	*
Robert J. Flanagan	362,705	(11)	1.13%
Polly B. Kawalek	—		—
Gordon S. Macklin	244,983	(12)	*
Douglas J. MacMaster	110,189	(13)	*
John H. Mahar	98,500	(14)	*
Sandra Panem, Ph.D	268,243	(15)	*
Richard J. Radmer, Ph.D	125,800	(16)	*
Eugene H. Rotberg	131,350	(17)	*
All Executive Officers and Directors as a group (18 persons)	2,721,127	(18)	8.11%

*	Less than one percent

(1)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes shares of common stock to which the person has sole or shared voting or investment power with respect to the shares or shares of common stock which the person has the right to acquire as of March 16, 2006, 60 days after January 15, 2006, through the exercise of any stock option or other right. Shares of common stock subject to options or rights currently exercisable or exercisable as of March 16, 2006 are deemed outstanding for purposes of computing the percentage ownership of the person holding such option or right but are not deemed outstanding for purposes of computing the percentage ownership of any other person. Except where indicated otherwise, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

(2)	This stockholder’s address is 333 South Hope Street, Los Angeles, California 90071. The information concerning this stockholder is based solely on Schedule 13G, filed with the SEC on September 9, 2005. This stockholder is deemed to be the beneficial owner of 3,543,570 shares of the Company’s common stock as a result of acting as an investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940.

(3)	This stockholder’s address is 82 Devonshire Street, Boston, Massachusetts 02109. The information concerning this stockholder is based solely on Schedule 13G, filed with the SEC on January 10, 2006. FMR is the parent holding company of subsidiaries: Fidelity Management & Research Company (“Fidelity”), which is the beneficial owner of 3,080,598 shares of the Company’s common stock as a result of acting as investment adviser to various investment companies, one of which, Fidelity Aggressive Growth Fund owned 2,072,900 shares of the Company’s common stock; and Fidelity Management Trust Company (“FMT”), which is the beneficial owner of 425,202 shares of the Company’s common stock as a result of serving as investment manager of certain institutional accounts. Members of the Edward C. Johnson 3d family own stock of FMR representing approximately 49% of the voting power of FMR, and are parties to a voting agreement with other holders of FMR stock. Mr. Johnson is Chairman of FMR. Neither FMR nor Mr. Johnson has sole voting power with respect to the shares of the Company’s common stock owned by the Fidelity funds, which power resides with the funds’ Board of Trustees. Each of FMR, Mr. Johnson and the funds has sole dispositive power with respect to the 3,080,598 shares of the Company’s common stock owned by the Fidelity funds. Each of FMR and Mr. Johnson has sole dispositive and voting power with respect to 425,202 shares of the Company’s common stock owned by the FMT institutional accounts.

(4)	This stockholder’s address is 6300 Lamar Avenue, Overland Park, Kansas 66202. The information concerning this stockholder is based solely on Schedule 13G, filed with the SEC on February 1, 2006. Waddell & Reed Financial Services, Inc. (“WRFSI”), Waddell & Reed, Inc. (“WRI”), Waddell & Reed Investment Management Company (“WRIMCO”) and Ivy Investment Company (“IICO”), filed the Schedule 13G together with Waddell & Reed Financial, Inc. (“WDR”, collectively the “Filing Persons”). The share of common stock reported as being beneficially owned by the Filing Persons are beneficially owned by one or more open-end investment companies or other managed accounts, which are advised or sub-advised by one of the Filing Persons. WRI is a subsidiary of WRFSI, which is a subsidiary of WDR, a publicly traded company. The investment advisory contracts grant IICO and WRIMCO all investment and/or voting power over securities owned by such advisory clients. The investment sub-advisory contracts grant IICO and WRIMCO investment power over securities owned by such sub-advisory clients and, in most cases, voting power. According to the Schedule 13G, the following entities are deemed to beneficially own the following shares of the Company’s common stock: IICO (535,977 shares), WRIMCO (1,330,363 shares), WRI (1,330,363 shares), WRFSI (1,330,363 shares) and WDR (1,866,340 shares).

(5)	Includes currently exercisable options to purchase 110,000 shares.

(6)	Includes currently exercisable options to purchase 109,733 shares.

(7)	Includes currently exercisable options to purchase 68,000 shares.

(8)	Consists of currently exercisable options to purchase 234,000 shares.

(9)	Includes currently exercisable options to purchase 168,000 shares.

(10)	Includes currently exercisable options to purchase 30,000 shares.

(11)	Includes 307,268 shares owned by CNF Investments, LLC, of which Mr. Flanagan is a manager and member, and 5,000 shares owned by Flanagan Family Limited Partnership, of which Mr. Flanagan is a general partner. Also includes currently exercisable options to purchase 50,323 shares.

(12)	Includes 31,143 shares owned by The Macklin Family Limited Partnership I, 30,000 shares owned by The Macklin Family Limited Partnership MD, 29,200 shares owned by the Marilyn C. Macklin Trust and currently exercisable options to purchase 105,000 shares.

(13)	Includes currently exercisable options to purchase 95,000 shares.

(14)	Consists of currently exercisable options to purchase 98,500 shares.

(15)	Includes 178,105 shares owned by Cross Atlantic Partners, of which Dr. Panem is a partner. Also includes currently exercisable options to purchase 65,900 shares.

(16)	Includes 45,800 shares owned by the Radmer Family L.P. and currently exercisable options to purchase 65,000 shares.

(17)	Includes 7,300 shares owned by the Rotberg/ Comens/ Booth Charitable Foundation and 7,300 shares owned by the Rotberg/ Comens/ Bray Charitable Foundation, of which Mr. Rotberg shares voting and dispositive powers with members of his family. Also includes currently exercisable options to purchase 75,000 shares.

(18)	Includes currently exercisable options to purchase 1,478,706 shares.
Executive Compensation
      The table below sets forth the annual and long-term compensation for services in all capacities to the Company for the fiscal years ended October 31, 2005, 2004 and 2003 of the Chief Executive Officer and the four other most highly compensated executive officers of the Company (with the Chief Executive Officer, the “Named Executive Officers”).
Summary Compensation Table

					Long-Term
			Annual Compensation		Compensation Awards
						All Other
					Securities Underlying	Compensation
Name and Principal Position	Year		Salary	Bonus(1)	Options	(2)

Henry Linsert, Jr.,	2005		$505,123	$133,238	15,000	$6,150
Chief Executive Officer	2004		$439,754	$165,103	45,000	$2,754
	2003		$361,293	$219,438	50,000	—

Steve Dubin,	2005		$396,016	$104,458	13,333	$6,150
President	2004		$349,426	$129,441	40,000	$2,754
	2003	(3)	$129,062	$79,092	18,000	—

Jerome C. Keller,	2005	(4)	$358,170	$81,009	10,000	—
Senior Vice President,	2004		$270,983	$100,382	30,000	—
Sales and Marketing	2003		$226,759	$138,977	35,000	—

Peter L. Buzy,	2005		$307,115	$81,009	10,000	$6,150
Chief Financial Officer	2004		$270,983	$100,382	30,000	$2,754
	2003		$231,714	$138,977	35,000	—

George P. Barker,	2005		$307,115	$86,959	10,000	$6,150
Senior Vice President,	2004		$270,983	$100,382	30,000	$2,423
General Counsel and Secretary	2003		$226,347	$138,977	35,000	—

(1)	All Named Executive Officers received bonuses based on performance in fiscal 2005, 2004 and 2003 pursuant to the Company’s Management Cash Bonus Incentive Plan (the “Bonus Plan”).

(2)	Beginning in fiscal 2004, the Company made “matching contributions” under the Company’s 401(k) Plan, to the extent allowable by law, equal to a discretionary percentage up to three percent of the participant’s salary. The fiscal 2005 and 2004 “matching contributions” related to participant salary reductions in 2004 and 2003, respectively.

(3)	Mr. Dubin was a part-time employee during fiscal 2003.

(4)	Mr. Keller retired from his position as Senior Vice President, Sales and Marketing at the conclusion of the Company’s 2005 fiscal year. Included in Mr. Keller’s salary for fiscal 2005 is $51,055 of accrued leave that was paid to him upon retirement.

Options Granted in Last Fiscal Year
      Shown below is information on grants to the Company’s Named Executive Officers of stock options pursuant to the Option Plan during the year ended October 31, 2005.

					Potential Realizable
	Individual Grants				Value at Assumed Annual
					Rates of Stock Price
	Number of	Percentage of Total	Exercise		Appreciation for Option
	Securities	Options Granted to	or Base		Term(3)
	Underlying Options	Employees in	Price
Name	Granted(1)	Fiscal 2005	($/Sh)(2)	Expiration Date	5%	10%

Henry Linsert, Jr.	15,000	2.1%	$55.85	3/16/2015	$526,856	$1,335,158
Steve Dubin	13,333	1.9%	$55.85	3/16/2015	$468,305	$1,186,777
Jerome C. Keller	10,000	1.4%	$55.85	3/16/2015	$351,238	$890,105
Peter L. Buzy	10,000	1.4%	$55.85	3/16/2015	$351,238	$890,105
George P. Barker	10,000	1.4%	$55.85	3/16/2015	$351,238	$890,105

(1)	Upon grant, the vesting for these options was such that 100% became exercisable three months from the date of grant.

(2)	Options were granted at the closing price for the Company’s common stock as reported on the NASDAQ National Market System on the date of the grant.

(3)	The dollar amounts set forth under these columns are the result of calculations of assumed annual rates of stock price increases from the respective dates of grant in fiscal 2005 to the respective dates of expiration of such options in 2015 of 5% and 10%. These assumptions are not intended to forecast future price appreciation of the Company’s stock price. The Company’s stock price may increase or decrease in value over the time period set forth above.
Option Exercises in Last Fiscal Year and Fiscal Year-end Option Values
      Shown below is information with respect to the Named Executive Officers’ exercise of options to purchase the Company’s common stock during fiscal 2005 under the Option Plan and unexercised options held under the Option Plan as of October 31, 2005.

			Number of Securities
			Underlying Unexercised		Value of Unexercised
			Options Held at		In-the-Money Options at
			October 31, 2005		October 31, 2005(1)
	Shares Acquired	Value
Name	on Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Henry Linsert, Jr.	15,000	$248,513	110,000	10,000	$129,100	$29,000
Steve Dubin	600	$9,516	113,733	12,000	$238,206	$164,280
Jerome C. Keller	230,000	$6,469,694	68,000	7,000	$81,200	$20,300
Peter L. Buzy	—	—	234,000	7,000	$2,085,495	$20,300
George P. Barker	—	—	168,000	7,000	$805,700	$20,300

(1)	Total value of unexercised options is based on the closing price of the Company’s common stock of $30.87 per share on October 31, 2005.
Employment Agreements
      The Company entered into an employment agreement with Mr. Linsert in May of 1990. The agreement with Mr. Linsert provided for an annual salary of $120,000, which is subject to normal periodic review. In 2005, the Compensation Committee of the Board of Directors voted to increase Mr. Linsert’s base annual salary to $522,951. This agreement does not have a fixed term, but provides for six months’ written notice of termination by either Mr. Linsert or the Company. This agreement also prohibits Mr. Linsert from engaging in activities competitive with those of the Company during the period of Mr. Linsert’s employment and for one year after leaving the employ of the Company. Mr. Linsert will retire as Chief Executive Officer in June 2006, but will remain on Martek’s Board of Directors and, at the pleasure of the Board, will continue as Chairman of the Board.
Compensation Committee Interlock and Insider Participation in Compensation Decisions
      No member of the Company’s Compensation Committee (consisting of Messrs. Flanagan, MacMaster and Mahar) is a current or former officer or employee of the Company or any of its subsidiaries, and no director or executive officer is a director or executive officer of any other corporation that has a director or executive officer who is also a director of the Company.
Compensation Committee Report on Executive Compensation
      The Compensation Committee has furnished the following report on its policies with respect to the compensation of executive officers. The report is not deemed to be “soliciting material” or to be “filed” with the SEC or subject to the SEC’s proxy rules or to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, (the “1934 Act”), and the report shall not be deemed to be incorporated by reference into any prior or subsequent filing by the Company under the Securities Act of 1933, as amended, or the 1934 Act.
      Decisions on compensation of the Company’s executive officers generally are made by the Compensation Committee of the Board. No member of the Compensation Committee is an employee of the Company. All decisions by the Compensation Committee relating to the compensation of the Company’s executive officers are reviewed by its full Board, except for decisions concerning grants under the Option Plan for employees.
      Compensation Policies Toward Executive Officers. The Company’s executive compensation policies are intended to provide competitive levels of compensation that reflect the Company’s annual and long-term performance goals, reward superior corporate performance and assist the Company in attracting and retaining qualified executives. Total compensation for each of the Named Executive Officers as well as the other senior executives is comprised of three principal components: base salary, annual incentive compensation and grants of options to purchase the Company’s common stock. The base salaries are fixed at levels which the Compensation Committee believes are comparable to those of executives of similar status in the biosciences industry and are targeted to be in the mid-range of these base salaries. In addition to base salary, each executive officer is eligible to receive an annual bonus tied to the Company’s success in achieving certain annual performance measures, as well as individual performance. The Board and the Compensation Committee also believe that longer-term incentives are appropriate to motivate and retain key personnel and that stock ownership by management is beneficial in aligning management’s and stockholders’ interests in the enhancement of stockholder value. Accordingly, the Compensation Committee has a policy of considering annual grants of stock-based awards to executive officers under the Option Plan.
      Compensation Deductibility Policy. Under Section 162(m) of the Code, and applicable Treasury regulations, no tax deduction is allowed for annual compensation in excess of $1 million paid to the five most highly compensated executive officers. Performance-based compensation that has been approved by stockholders, however, is excluded from the $1 million limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals and the board committee that establishes such goals consists only of “outside directors” as defined for purposes of Section 162(m). For 2005, all of the members of the Compensation Committee qualified as “outside directors.” The Compensation Committee intends to maximize the extent of tax deductibility of executive compensation under the provisions of Section 162(m) so long as doing so is compatible with its determinations as to the most appropriate methods and approaches for the design and delivery of compensation to executive officers of the Company.
      The following describes in more specific terms the elements of compensation that form the Compensation Committee’s compensation policies reported for fiscal 2005:
      Base Salary. Each year the Chief Executive Officer recommends to the Compensation Committee a base salary level for each of the other Named Executive Officers and other executive officers. In formulating such recommendations, the Chief Executive Officer considers industry, peer group and national surveys and performance judgments as to the past and expected future contributions of the individual senior executives. The Compensation Committee then reviews the recommendations and fixes the base salaries of each of the executive officers and of the Chief Executive Officer based on available competitive compensation data and the Compensation Committee’s assessment of each officer’s past performance and its expectation as to future contributions.
      Management Cash Bonus Incentive Plan. The Compensation Committee administers the Bonus Plan, which was instituted in 1993 and is designed to compensate key management personnel for reaching certain performance milestones and to aid the Company in attracting, retaining and motivating personnel required for the Company’s continued growth. The size of the pool of funds available to be paid to eligible participants under the Bonus Plan is set by the Compensation Committee, subject to approval by the Board, as a percentage of the combined annual salaries of eligible participants. The size of the pool is based on a review of the Company’s performance for the previous year as it relates to the corporate performance objectives for that year. Bonuses are paid to eligible participants during the first quarter of the following fiscal year based upon annual corporate performance measures for that year as well as individual performance. The Named Executive Officers and certain other executive officers are eligible to participate in the Bonus Plan.
      Under the Company’s Bonus Plan, $1,176,701, $881,541 and $985,550 were paid to the Company’s executive officers in fiscal 2005, 2004 and 2003, respectively, representing 20%, 26% and 36% of all cash compensation paid to the Company’s executive officers in fiscal 2005, 2004 and 2003, respectively.
      Long Term Compensation Through Stock Options. The Company makes grants under the Option Plan. The Option Plan is administered by the Compensation Committee. Options granted in fiscal 2005 had exercise prices ranging from $29.90 to $60.46 per share representing the fair market value of the Company’s common stock at the time of the grants. Options granted under the Option Plan vest over varying terms as determined by the Compensation Committee at the time of grant. In December 2004 and January and May 2005, the Company modified the terms of certain outstanding and unvested stock options whose exercises prices were greater than Martek’s closing stock price on the modification dates. The modifications served to immediately vest approximately 1.2 million unvested stock options, including 154,400 unvested stock options held by the Named Executive Officers. The acceleration will enable the Company to avoid recording approximately $27 million of future compensation expense that would have been required to be recognized under the recently issued SFAS No. 123 (revised 2004), “Share-Based Payment,” which the Company will implement beginning in the first quarter of fiscal 2006. Prior to fiscal 2004, options granted to certain officers contained an accelerated vesting provision if the Company met a certain annual revenue or net profit milestone. Individual option grants were made by the Compensation Committee based upon recommendations of the Chief Executive Officer and the Compensation Committee’s own deliberations as to the individual’s contribution to the Company, overall level of compensation and seniority. The Compensation Committee is considering reducing or eliminating traditional stock options and replacing them with other long-term compensation methods including, but not limited to, restricted stock and stock appreciation rights.
      Other Compensation Plans. The Company maintains a defined contribution plan (the “401(k) Plan”) that is intended to satisfy the tax qualification requirements of Sections 401(a), 401(k) and 401(m) of the Code. The Company’s full-time employees, including the Company’s executive officers, are eligible to participate in the 401(k) Plan and are permitted to contribute up to the maximum percentage allowable without exceeding the limits of Internal Revenue Code Sections 401(k), 404 and 415 (i.e., $14,000, or $18,000 for eligible participants over the age of 50, in calendar 2005). All amounts deferred by a participant under the 401(k) Plan’s salary reduction feature vest immediately in the participant’s account while contributions the Company may make vest over a period of up to five years in the participant’s account. The Company may make “matching contributions” equal to a discretionary percentage of up to three percent of a participant’s salary. During fiscal 2005, the Company made “matching contributions” totaling $24,600 to the Named Executive Officers.
      Mr. Linsert’s 2005 Compensation. Mr. Linsert generally participates in the same executive compensation plans and arrangements available to the other senior executives. Accordingly, his compensation also consists of annual base salary, annual bonus and stock options granted under the Company’s Option Plan. In

2005, the Compensation Committee of the Board of Directors voted to increase Mr. Linsert’s base annual salary to $522,951. In addition, in 2005, he received a bonus of $133,238. Mr. Linsert’s salary was adjusted in 2005 to reflect a level that the Compensation Committee believes is comparable to other chief executive officers of similar status in the biosciences industry and is targeted to be in the mid-range of these base salaries. Mr. Linsert’s 2005 bonus was tied to the Company’s success in achieving certain annual performance measures related to revenues, production output, gross profit margin and profitability, as well as individual performance. To date, he has received 985,000 stock options under the Option Plan. The Committee’s general approach in setting Mr. Linsert’s compensation is not only to be competitive with other companies in the industry, but also to have up to one-third of his total compensation based upon the Company’s performance.

Submitted by the Members of the Compensation Committee:

Douglas J. MacMaster, Jr. (Chairman)
Robert J. Flanagan
John H. Mahar

Performance Graph
      The following graph sets forth the Company’s total cumulative stockholder return as compared to the NASDAQ Stock Market (U.S.) Index and the NASDAQ Biotechnology Index, for the period beginning October 31, 2000 and ending October 31, 2005. Total stockholder return assumes $100 invested at the beginning of the period in the common stock of the Company, the stocks represented in the NASDAQ Stock Market (U.S.) Index and the NASDAQ Biotechnology Index, respectively. Total return assumes reinvestment of dividends; the Company has paid no dividends on its common stock. Historical price performance should not be relied upon as indicative of future stock performance.
COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
among martek biosciences corporation, the nasdaq stock market (u.s.)
index and the nasdaq biotechnology index

*	$100 invested on 10/31/00 in stock or index — including reinvestment of dividends. Fiscal year ending October 31.

PROPOSAL 2
Approval of an Amendment to the Company’s
Amended and Restated 2004 Stock Incentive Plan
      The Board of Directors approved the 2004 Stock Incentive Plan on January 22, 2004, and the plan was approved by the Company’s stockholders on March 18, 2004. The plan was amended and restated on January 28, 2005, and the amendment and restatement was approved by the Company’s stockholders on March 17, 2005. On January 27, 2006, the Board of Directors approved an amendment to the 2004 Stock Incentive Plan, subject to stockholder approval, to:

•	increase the total number of shares of stock reserved for issuance under the plan by 1,000,000 shares to 2,574,791 shares, plus shares that become available as a result of forfeitures under the Company’s 2002 Stock Incentive Plan after January 28, 2005;

•	simplify share counting under the plan by eliminating the Company’s right to add back to the pool of shares of stock available for grant under the plan those shares of stock that are repurchased by the Company using option proceeds;

•	increase the number of shares of stock that may be issued as awards other than options and stock appreciation rights from 750,000 shares to 1,000,000 shares;

•	increase the number of shares of stock that may be granted to an individual in a calendar year other than pursuant to an option or stock appreciation right from 50,000 shares to 75,000 shares; and

•	add two new performance goals of technology development milestones and business development achievements.
      Stockholder approval of the amendment of the plan is necessary for the Company to grant incentive stock options with regard to the increased shares and to comply with NASDAQ Stock Market, Inc. stockholder approval requirements for equity compensation plans. Stockholder approval is also required so that the plan continues to meet the requirements of Section 162(m) of the Internal Revenue Code regarding the limitation on the deductibility of certain executive compensation.
      The purpose of the 2004 Stock Incentive Plan is to enhance the Company’s ability to attract and retain highly qualified officers, directors, key employees, and other persons, and to motivate such officers, directors, key employees, and other persons to serve the Company and to expend maximum effort to improve the business results and earnings of the Company, by providing to such persons an opportunity to acquire or increase a direct proprietary interest in the operations and future success of the Company. In the judgment of the Board of Directors, an initial or increased grant under the 2004 Stock Incentive Plan will be a valuable incentive and will serve to the ultimate benefit of stockholders by aligning more closely the interests of 2004 Stock Incentive Plan participants with those of the Company’s stockholders.
      On the Record Date, the closing price of the Company’s shares of common stock was $26.29 per share. On the Record Date, there were eight executive officers, 573 other employees and ten non-employee directors of the Company and its subsidiaries who were eligible to participate in the 2004 Stock Incentive Plan. Because participation and the types of awards under the 2004 Stock Incentive Plan are subject to the discretion of the Compensation Committee, the benefits or amounts that will be received by any participant or groups of participants if the amendment to the 2004 Stock Incentive Plan is approved are not currently determinable.
      The affirmative vote of a majority of the shares of common stock voted at the Annual Meeting is required to approve the 2004 Stock Incentive Plan. Unless otherwise indicated, properly executed proxies will be voted in favor of Proposal 2 to approve the amendment to the 2004 Stock Incentive Plan.
      The Board of Directors recommends that stockholders vote “FOR” the approval of the amendment to the 2004 Stock Incentive Plan.

Summary of the Terms of the 2004 Stock Incentive Plan, as amended
      A description of the provisions of the 2004 Stock Incentive Plan, as amended by the amendment, is set forth below. This summary is qualified in its entirety by the detailed provisions of the 2004 Stock Incentive Plan and the proposed amendment, copies of which are attached as Appendix B to this proxy statement.
      Administration. The 2004 Stock Incentive Plan is administered by the Compensation Committee of the Board of Directors. Subject to the terms of the plan, the Compensation Committee may select participants to receive awards, determine the types of awards and terms and conditions of awards, and interpret provisions of the plan.
      Common Stock Reserved for Issuance under the Plan. After giving effect to the amendment which increases the number of shares available for grant under the plan by 1,000,000 shares, the total number of shares of stock reserved for issuance under the plan is 2,574,791 shares, plus shares that become available as a result of forfeitures under the Company’s 2002 Stock Incentive Plan after January 28, 2005. On the Record Date and excluding the 1,000,000 shares added by the amendment, there were only 36,924 shares of common stock remaining available for issuance under the 2004 Stock Incentive Plan.
      The common stock issued or to be issued under the 2004 Stock Incentive Plan consists of authorized but unissued shares and treasury shares. If any shares covered by an award are not purchased or are forfeited, or if an award otherwise terminates without delivery of any common stock, then the number of shares of common stock counted against the aggregate number of shares available under the plan with respect to the award will, to the extent of any such forfeiture or termination, again be available for making awards under the 2004 Stock Incentive Plan. In addition, if the option price of any option granted under the 2004 Plan, or if the withholding obligation of any grantee with respect to an option or other award, is satisfied by tendering shares of common stock to the Company (by either actual delivery or by attestation) or by withholding shares of common stock, only the number of shares of common stock issued net of the shares of common stock tendered or withheld shall be deemed delivered for purposes of determining the maximum number of shares of common stock available for delivery under the 2004 Stock Incentive Plan.
      Eligibility. Awards may be made under the 2004 Stock Incentive Plan to employees of or consultants to the Company or any of the Company’s affiliates, including any such employee who is an officer or director of us or of any affiliate, outside directors and any other individual whose participation in the plan is determined to be in the best interests of the Company by the Compensation Committee.
      Amendment or Termination of the Plan. The Board of Directors may terminate or amend the plan at any time and for any reason. The 2004 Stock Incentive Plan shall terminate in any event ten years after its amendment and restatement in 2005. Amendments will be submitted for stockholder approval to the extent required by the Internal Revenue Code or other applicable laws.
      Options. The 2004 Stock Incentive Plan permits the granting of options to purchase shares of common stock that qualify as incentive stock options, as well as non-qualified stock options.
      The exercise price of each stock option may not be less than 100% of the fair market value of the Company’s common stock on the date of grant. The fair market value is generally determined as the closing price of the common stock on the determination date. An exception to these requirements is made for options that the Company grants in substitution for options held by employees of companies that the Company acquires. In such a case the exercise price is adjusted to preserve the economic value of the employee’s stock option from his or her former employer.
      In accordance with the Company’s bylaws, the Company may not, unless the Company receives stockholder approval, (i) grant any stock options with an exercise price that is less than 100% of the fair market value of the underlying stock on the date of grant; (ii) reduce the exercise price of any stock option granted under any existing or future stock option plan; or (iii) sell or issue any security convertible, exercisable or exchangeable into shares of common stock, having a conversion exercise or exchange price which is subject to downward adjustment based on the market price of the common stock at the time of conversion, exercise or exchange of such security into common stock (other than pursuant to customary anti-dilution provisions). These provisions of the Company’s bylaws may not be amended without stockholder approval.
      The term of each stock option is fixed by the Compensation Committee and may not exceed 10 years from the date of grant. Notwithstanding the forgoing, the Board may provide in an award agreement that the term of the grant is up to eleven years from the date of the option grant in the case where an optionee’s service is terminated in the tenth year due to the death of the optionee.
      The Compensation Committee determines at what time or times each option may be exercised and the period of time, if any, after retirement, death, disability or termination of employment during which options may be exercised. Options may be made exercisable in installments. The exercisability of options may be accelerated by the Compensation Committee.
      In general, an optionee may pay the exercise price of an option by cash or certified check, by tendering shares of common stock (which if acquired from the Company have been held by the optionee for at least six months), or by means of a broker-assisted cashless exercise. Payment must include the amount (if any) of federal and/or other taxes, which the Company may, in its judgment, be required to withhold with respect to the exercise of the option.
      Stock options granted under the 2004 Stock Incentive Plan may not be sold, transferred, pledged or assigned other than by will or under applicable laws of descent and distribution. However, the Company may permit limited transfers of non-qualified options for the benefit of immediate family members of grantees to help with estate planning concerns. In such a case, the optionee must provide prior written notice to the Company, in a form satisfactory to the Company, of such transfer.
      Other Awards. The Compensation Committee may also award:

•	shares of unrestricted stock, which are shares of common stock at no cost or for a purchase price determined by the Compensation Committee that are free from any restrictions under the 2004 Stock Incentive Plan. Unrestricted shares of common stock may be issued to participants in recognition of past services or other valid consideration and may be issued in lieu of cash compensation to be paid to participants.

•	restricted stock, which are shares of common stock subject to restrictions.

•	stock units, which represent shares of common stock that may be issued in the future.

•	dividend equivalent rights, which are rights entitling the recipient to receive credits for dividends that would be paid if the recipient had held a specified number of shares of common stock. To date, the Company has not paid dividends on its common stock.

•	stock appreciation rights, which are rights to receive a number of shares or, in the discretion of the Compensation Committee, an amount in cash or a combination of shares and cash, based on the increase in the fair market value of the shares underlying the right during a stated period specified by the Compensation Committee.

•	performance and annual incentive awards, which are payable in common stock or cash, as determined by the Compensation Committee. The Compensation Committee may grant multi-year and annual incentive awards subject to achievement of specified goals tied to business criteria (described below). The Compensation Committee may specify the amount of the incentive award as a percentage of these business criteria, a percentage in excess of a threshold amount or as another amount, which need not bear a strictly mathematical relationship to these business criteria. The Compensation Committee may modify, amend or adjust the terms of each award and performance goal. Awards to individuals who are covered under Section 162(m) of the Internal Revenue Code, or whom the Compensation Committee designates as likely to be covered in the future, will comply with the requirement that payments to such employees qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code to the extent that the Compensation Committee so designates. Such employees include the Chief Executive Officer and the four highest compensated executive officers (other than the Chief Executive Officer) determined at the end of each year (the “covered employees”).

      Effect of Certain Corporate Transactions. Certain change of control transactions involving us, such as a sale of the Company, may cause awards granted under the 2004 Stock Incentive Plan to vest, unless the awards are continued or substituted for in connection with the change of control transaction.
      Adjustments for Stock Dividends and Similar Events. The Compensation Committee will make appropriate adjustments in outstanding awards and the number of shares available for issuance under the 2004 Stock Incentive Plan, including the individual limitations on awards, to reflect common stock dividends, stock splits and other similar events.
      Section 162(m) of the Internal Revenue Code. Section 162(m) of the Internal Revenue Code limits publicly held companies such as the Company to an annual deduction for federal income tax purposes of $1 million for compensation paid to their covered employees. However, performance-based compensation is excluded from this limitation. The 2004 Stock Incentive Plan is designed to permit the Compensation Committee to grant awards that qualify as performance-based for purposes of satisfying the conditions of Section 162(m).
      To qualify as performance-based:

(i) the compensation must be paid solely on account of the attainment of one or more pre-established, objective performance goals;

(ii) the performance goal under which compensation is paid must be established by a compensation committee comprised solely of two or more directors who qualify as outside directors (as defined below) for purposes of the exception;

(iii) the material terms under which the compensation is to be paid must be disclosed to and subsequently approved by stockholders of the corporation before payment is made in a separate vote; and

(iv) the Compensation Committee must certify in writing before payment of the compensation that the performance goals and any other material terms were in fact satisfied.
      In the case of compensation attributable to stock options, the performance goal requirement (summarized in (i) above) is deemed satisfied, and the certification requirement (summarized in (iv) above) is inapplicable, if the grant or award is made by the Compensation Committee; the plan under which the option is granted states the maximum number of shares with respect to which options may be granted during a specified period to an employee; and under the terms of the option, the amount of compensation is based solely on an increase in the value of the common stock after the date of grant.
      Under the 2004 Stock Incentive Plan, as amended, one or more of the following business criteria, on a consolidated basis, and/or with respect to specified subsidiaries or business units (except with respect to the total stockholder return and earnings per share criteria), are used exclusively by the Compensation Committee in establishing performance goals:

•	total stockholder return;

•	total stockholder return as compared to total return (on a comparable basis) of a publicly available index such as, but not limited to, the NASDAQ Composite Index and the NASDAQ Biotechnology Index;

•	net income;

•	pretax earnings;

•	earnings before interest expense, taxes, depreciation and amortization;

•	pretax operating earnings after interest expense and before bonuses, service fees and extraordinary or special items;

•	operating margin;

•	earnings per share;

•	return on equity;

•	return on capital;

•	return on investment;

•	operating earnings;

•	working capital;

•	ratio of debt to stockholders’ equity; and

•	revenue.
      The amendment, if approved by the Company’s stockholders, will add technology development milestones and business development achievements as two new criteria.
      Under the Internal Revenue Code, a director is an “outside director” of the Company if he or she is not a current employee of the Company; is not a former employee who receives compensation for prior services (other than under a qualified retirement plan); has not been an officer of the Company; and does not receive, directly or indirectly (including amounts paid to an entity that employs the director or in which the director has at least a five percent ownership interest), remuneration from the Company in any capacity other than as a director.
      The maximum number of shares of common stock subject to options or stock appreciation rights that can be awarded under the 2004 Stock Incentive Plan to any person is 150,000 per year. The maximum number of shares of common stock that can be awarded under the 2004 Stock Incentive Plan to any person, other than pursuant to an option or stock appreciation right, is 75,000 per year after giving effect to the amendment. This limit was increased from 50,000 shares per year by the amendment. The maximum amount that may be earned as an annual incentive award or other cash award in any fiscal year by any one person is $3,000,000 and the maximum amount that may be earned as a performance award or other cash award in respect of a performance period by any one person is $5,000,000.
Federal Income Tax Consequences
      Incentive Stock Options. The grant of an option will not be a taxable event for the grantee or for the Company. A grantee will not recognize taxable income upon exercise of an incentive stock option (except that the alternative minimum tax may apply), and any gain realized upon a disposition of the Company’s common stock received pursuant to the exercise of an incentive stock option will be taxed as long-term capital gain, if the grantee holds the shares of common stock for at least two years after the date of grant and for one year after the date of exercise (the “holding period requirement”). The Company will not be entitled to any business expense deduction with respect to the exercise of an incentive stock option, except as discussed below.
      For the exercise of an option to qualify for the foregoing tax treatment, the grantee generally must be the Company’s employee or an employee of its subsidiaries from the date the option is granted through a date within three months before the date of exercise of the option. If all of the foregoing requirements are met except the holding period requirement mentioned above, the grantee will recognize ordinary income upon the disposition of the common stock in an amount generally equal to the excess of the fair market value of the common stock at the time the option was exercised over the option exercise price (but not in excess of the gain realized on the sale). The balance of the realized gain, if any, will be capital gain. The Company will be allowed a business expense deduction to the extent the grantee recognizes ordinary income, subject to the Company’s compliance with Section 162(m) of the Internal Revenue Code and to certain reporting requirements.
      Non-Qualified Options. The grant of an option will not be a taxable event for the grantee or the Company. Upon exercising a non-qualified option, a grantee will recognize ordinary income in an amount equal to the difference between the exercise price and the fair market value of the common stock on the date of exercise. Upon a subsequent sale or exchange of shares acquired pursuant to the exercise of a non-qualified option, the grantee will have taxable capital gain or loss, measured by the difference between the amount realized on the disposition and the tax basis of the shares of common stock (generally, the amount paid for the shares plus the amount treated as ordinary income at the time the option was exercised). If the Company complies with applicable reporting requirements and with the restrictions of Section 162(m) of the Internal Revenue Code, the Company will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.
      A grantee who has transferred a non-qualified stock option to a family member by gift will realize taxable income at the time the non-qualified stock option is exercised by the family member. The grantee will be subject to withholding of income and employment taxes at that time. The family member’s tax basis in the shares of common stock will be the fair market value of the shares of common stock on the date the option is exercised. The transfer of vested non-qualified stock options will be treated as a completed gift for gift and estate tax purposes. Once the gift is completed, neither the transferred options nor the shares acquired on exercise of the transferred options will be includable in the grantee’s estate for estate tax purposes.
      In the event a grantee transfers a non-qualified stock option to his or her ex-spouse incident to the grantee’s divorce, neither the grantee nor the ex-spouse will recognize any taxable income at the time of the transfer. In general, a transfer is made “incident to divorce” if the transfer occurs within one year after the marriage ends or if it is related to the end of the marriage (for example, if the transfer is made pursuant to a divorce order or settlement agreement). Upon the subsequent exercise of such option by the ex-spouse, the ex-spouse will recognize taxable income in an amount equal to the difference between the exercise price and the fair market value of the shares of common stock at the time of exercise. Any distribution to the ex-spouse as a result of the exercise of the option will be subject to employment and income tax withholding at this time.
      Restricted Stock. A grantee who is awarded restricted stock will not recognize any taxable income for federal income tax purposes in the year of the award, provided that the shares of common stock are subject to restrictions (that is, the restricted stock is nontransferable and subject to a substantial risk of forfeiture). However, the grantee may elect under Section 83(b) of the Internal Revenue Code to recognize compensation income in the year of the award in an amount equal to the fair market value of the common stock on the date of the award (less the purchase price, if any), determined without regard to the restrictions. If the grantee does not make such a Section 83(b) election, the fair market value of the common stock on the date the restrictions lapse (less the purchase price, if any) will be treated as compensation income to the grantee and will be taxable in the year the restrictions lapse and dividends paid while the shares of common stock are restricted will be taxed as compensation income. If the Company complies with applicable reporting requirements and with the restrictions of Section 162(m) of the Internal Revenue Code, the Company will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.
      Stock Units. There are no immediate tax consequences of receiving an award of stock units under the 2004 Stock Incentive Plan, as amended and restated. A grantee who is awarded stock units will be required to recognize ordinary income in an amount equal to the fair market value of shares issued to such grantee at the end of the restriction period or, if later, the payment date. If the Company complies with applicable reporting requirements and with the restrictions of Section 162(m) of the Internal Revenue Code, the Company will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.
      Dividend Equivalent Rights. Participants who receive dividend equivalent rights will be required to recognize ordinary income in an amount distributed to the grantee pursuant to the award. If the Company complies with applicable reporting requirements and with the restrictions of Section 162(m) of the Internal Revenue Code, the Company will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.
      Stock Appreciation Rights. There are no immediate tax consequences of receiving an award of stock appreciation rights settled in common stock under the 2004 Stock Incentive Plan, as amended and restated. Upon exercising a stock appreciation right, a grantee will recognize ordinary income in an amount equal to the difference between the exercise price and the fair market value of the common stock on the date of exercise. If the Company complies with applicable reporting requirements and with the restrictions of Section 162(m) of the Internal Revenue Code, the Company will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.
      Performance and Annual Incentive Awards. The award of a performance or annual incentive award will have no federal income tax consequences for us or for the grantee. The payment of the award is taxable to a grantee as ordinary income. If the Company complies with applicable reporting requirements and with the restrictions of Section 162(m) of the Internal Revenue Code, the Company will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.
      Unrestricted Common Stock. Participants who are awarded unrestricted common stock will be required to recognize ordinary income in an amount equal to the fair market value of the shares of common stock on the date of the award, reduced by the amount, if any, paid for such shares. If the Company complies with applicable reporting requirements and with the restrictions of Section 162(m) of the Internal Revenue Code, the Company will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.
Equity Compensation Plan Information
      The table below sets forth the following information as of the end of the Company’s 2005 fiscal year for all compensation plans previously approved by the Company’s shareholders and all compensation plans not previously approved by the Company’s shareholders:

(a)	the number of securities to be issued upon the exercise of outstanding options;

(b)	the weighted-average exercise price of such outstanding options; and

(c)	other than securities to be issued upon the exercise of such outstanding options, the number of securities remaining available for future issuance under the plans.

				(c) Number of Securities
				Remaining Available for
	(a) Number of			Future Issuance Under
	Securities to Be		(b) Weighted-	Equity Compensation
	Issued Upon		Average Exercise	Plans (Excluding
	Exercise of		Price of	Securities Reflected in
Plan Category	Outstanding Options		Outstanding Options	Column (a))

Equity compensation plans approved by shareholders	2,816,568		$43.41	54,424
Equity compensation plans not approved by shareholders	1,097,465	*	$25.75	166,105

Total	3,914,033		$38.45	220,529

*	Excludes 9,883 shares of Martek common stock reserved for issuance upon exercise of options assumed in connection with the acquisition of OmegaTech on April 25, 2002. The weighted average exercise price of these shares is $13.82.
      The equity compensation plans approved by the Company shareholders are the 2002 Stock Incentive Plan and the 2004 Stock Incentive Plan. The equity compensation plans not approved by the Company’s shareholders include the Company’s 1986 Stock Option Plan, as amended and restated in 1992, the 1994 Directors’ Option Plan, the 1997 Stock Option Plan, the 2001 Stock Option Plan, and the 2003 New Employee Stock Option Plan. Options to purchase common stock under the Company’s stock option plans, including the plans not approved by shareholders, are granted at prices as determined by the Compensation Committee of the Board of Directors, but shall not be less than the fair market value of the Company’s common stock on the date of grant. The Company does not intend to issue the 159,430 options available under the Company’s 1986 Stock Option Plan, as amended and restated in 1992, the 1994 Directors’ Option Plan, the 1997 Stock Option Plan and the 2001 Stock Option Plan. With the exception of the 2003 New Employee

Stock Option Plan, which consists only of non-qualified stock options, and the 2004 Stock Incentive Plan, which prior to its amendment and restatement in 2005 consisted only of non-qualified stock options, the options may be incentive stock options or non-qualified stock options and generally vest over a period of up to five years. The Compensation Committee determines the vesting schedule and expiration date (up to a maximum of ten years from the date of grant) for each individual grant of options. With the exception of the 2003 New Employee Stock Option Plan, whose stock options must be granted only to new employees, the equity compensation plans permit the Board of Directors to grant stock options to any employee of the Company, any outside director or other individuals whose participation in the plan is determined to be in the best interests of the Company. In general, all equity compensation plans terminate ten years after their adoption by the Board of Directors and no grants may be made after termination of the plan. The Board of Directors may amend, suspend or terminate the plans. However, any amendment, suspension or termination may not impair the rights of an option holder without his or her consent.
Voting Procedures
      Shares can be voted only if the stockholder is present in person or by proxy. Whether or not you plan to attend in person, you are encouraged to sign and return the enclosed proxy card. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Secretary of the Company at the above address a written notice of revocation or a duly executed proxy bearing a later date, or by attending the meeting and voting in person. Attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically so request. The representation in person or by proxy of at least a majority of the outstanding shares entitled to vote is necessary to provide a quorum at the meeting. Abstentions and “non-votes” are counted as present in determining whether the quorum requirement is satisfied. A “non-vote” occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner.
      Directors are elected by a plurality of the affirmative votes cast at the Annual Meeting. Proposal 2 must be approved by the affirmative vote of a majority of the votes cast affirmatively or negatively at the Annual Meeting. Unless otherwise indicated, proxies will be voted “FOR” Proposals 1 and 2.
      For purposes of Proposals 1 and 2, abstentions and “non-votes” will have no effect on the vote.
Audit Committee Report
      The Audit Committee consists of Mr. Rotberg, Dr. Panem and Mr. Beery. The Audit Committee has reviewed and discussed the Company’s audited financial statements for the fiscal year ended October 31, 2005 with management and with the Company’s independent auditors, Ernst & Young LLP (“Ernst & Young”). The Audit Committee has discussed with Ernst & Young the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit. The Audit Committee has received the written disclosures and the letter from Ernst & Young required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees”, and has discussed with Ernst & Young its independence. In addition to the information provided by Ernst & Young, the Audit Committee considered the level of non-audit services provided by Ernst & Young in determining that they were independent. Based on the Audit Committee’s review of the audited financial statements and the review and discussions described in this paragraph, the Audit Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended October 31, 2005 be included in the Company’s Annual Report on

Form 10-K/A for the fiscal year ended October 31, 2005 for filing with the Securities and Exchange Commission.

Submitted by the members of the Audit Committee:

Eugene H. Rotberg (Chairman)
Sandra Panem, Ph.D.
James R. Beery
Independent Auditors
      Ernst & Young acted as the Company’s independent auditors for fiscal 2005, and has been selected by the Audit Committee to act as such for fiscal 2006. Representatives of Ernst &Young are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they desire and to respond to appropriate questions.
Principal Accountant Fees and Services
      The following is a summary of the fees billed to Martek by Ernst & Young for professional services rendered for the fiscal years ended October 31, 2005 and 2004:

Fee Category	Fiscal 2005 Fees	Fiscal 2004 Fees

Audit Fees	$730,000	$336,000
Audit-Related Fees	—	3,000
Tax Fees	94,000	93,000
All Other Fees	—	—

Total Fees	$824,000	$432,000

      Audit Fees. Consist of fees billed for professional services rendered for the audit of the Company’s consolidated financial statements (including, for 2005, $335,000 related to the performance of the attestation procedures required by Section 404 of the Sarbanes-Oxley Act of 2002), review of the interim consolidated financial statements included in quarterly reports and services provided by Ernst & Young in connection with SEC registration statements.
      Audit-Related Fees. Consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of Martek’s consolidated financial statements and are not reported under “Audit Fees.” These services include consultations related to the Sarbanes-Oxley Act, due diligence related to mergers and acquisitions and consultations concerning financial accounting and reporting standards.
      Tax Fees. Consist of fees billed for professional services for tax compliance, tax advice and tax planning. These services include assistance related to state tax incentives.
      All Other Fees. There were no fees billed by Ernst & Young for professional services in fiscal 2005 and 2004 that are not included in one of the above categories.
Policy on Audit Committee Pre-Approval of Audit Services and Permissible Non-Audit Services of Independent Auditors
      The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services performed by the independent auditors. These services may include audit services, audit-related services, tax services and other services. For audit services, the independent auditor provides an engagement letter in advance of the March meeting of the Audit Committee, outlining the scope of the audit and related audit fees. If agreed to by the Audit Committee, this engagement letter is formally accepted by the Audit Committee at its March Audit Committee meeting.

      For non-audit services, the Company’s senior management will submit from time to time to the Audit Committee for approval non-audit services that it recommends the Audit Committee engage the independent auditor to provide for the fiscal year. The Company’s senior management and the independent auditor will each confirm to the Audit Committee that each non-audit service is permissible under all applicable legal requirements. A cost estimate of the non-audit services will be provided to the Audit Committee along with the request. The Audit Committee must approve both permissible non-audit services and the budget for such services. The Audit Committee will be informed routinely as to the non-audit services actually provided by the independent auditor pursuant to this pre-approval process.
      The Audit Committee may delegate pre-approval authority to its Chairman. The Chairman must report any decisions to the Audit Committee at the next scheduled meeting.
Stockholder Proposals
      All stockholder proposals intended to be included in the Company’s 2007 proxy and made in accordance with SEC Rule 14a-8 must be received by the Company no later than October 13, 2006 and must otherwise comply with the rules of the SEC for inclusion in the Company’s proxy statement and form of proxy relating to that meeting.
      Except in the case of proposals made in accordance with SEC Rule 14a-8, the Company’s proxy holders are allowed to use their discretionary voting authority on stockholder proposals that the Company did not receive written notice of at least 45 days prior to the anniversary of the date on which the Company first mailed its proxy materials for its immediately preceding annual meeting of stockholders. The deadline for proposals to be presented at the 2007 Annual Meeting of Stockholders is December 27, 2006. The deadline for proposals to be presented at the 2006 Annual Meeting was December 27, 2005.
Annual Report
      A copy of Martek’s Annual Report to Stockholders for the fiscal year ended October 31, 2005 has been mailed concurrently with this Proxy Statement to all stockholders entitled to notice of and to vote at the Annual Meeting. The Annual Report is not incorporated into this Proxy Statement and is not considered proxy-soliciting material.
      Martek filed its Annual Report on Form 10-K/ A with the Securities and Exchange Commission on January 17, 2005. Martek will mail without charge, upon written request, a copy of its Annual Report on Form 10-K/A for the fiscal year ended October 31, 2005, excluding exhibits. Please send a written request to Investor Relations, Martek Biosciences Corporation, 6480 Dobbin Road, Columbia, Maryland 21045.
Other Matters
      Management knows of no matters to be presented for action at the meeting other than those mentioned above. However, if any other matter properly comes before the meeting, it is intended that the persons named in the accompanying form of proxy will vote on such other matters in accordance with their judgment of the best interests of the Company.

By Order of the Board of Directors

GEORGE P. BARKER
Secretary

EXHIBIT A
MARTEK BIOSCIENCES CORPORATION
AUDIT COMMITTEE CHARTER

I.	Overview.
      The Audit Committee is appointed by the Board to be directly responsible for the appointment, compensation and oversight of the work of any registered public accounting firm employed by the Company and to assist in Board oversight of: (1) the integrity of the financial statements of the Company; (2) the compliance by the Company with legal and regulatory requirements; (3) the qualifications and independence of the Company’s independent auditors; and (4) the performance of the Company’s independent auditors. The Audit Committee shall have the authority to engage, and obtain advice and assistance from, outside legal, accounting and other advisers, and the Company shall provide appropriate funding therefor as determined by the Audit Committee.

II.	Committee Membership.
      The Audit Committee of the Board shall consist of a minimum of three directors. The members shall be appointed by the Board on the recommendation of the Nominating and Corporate Governance Committee and may be removed by the Board in its discretion. The members shall meet the independence, experience and expertise requirements of the applicable provisions of the federal securities laws and the NASDAQ listing standards for audit committee members and at all times, beginning as soon as practicable after adoption of this Charter, at least one member shall be a “financial expert” as that term is defined by applicable Securities and Exchange Commission and NASDAQ rules and regulations.

III.	Committee Powers, Authority, Duties and Responsibilities.

A.	Approval of Audit and Non-Audit Services.

•	The Audit Committee shall have the sole authority to appoint the independent auditors of the Company, approve the compensation of the independent auditors, and discharge or replace the independent auditors.

•	The Audit Committee shall approve in advance the provision by the independent auditors of all services to the Company whether or not related to the audit. The Company shall provide for appropriate funding, as determined by the Audit Committee, for payment of compensation to the independent auditors.

B.	Independent Auditor Evaluation.

•	The Audit Committee shall receive from, and discuss with, the independent auditors, periodic reports, at least annually regarding: the auditors’ independence; the auditors’ internal quality-control procedures; any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and all relationships between the independent auditors and the Company.

•	The Audit Committee shall evaluate the performance of the independent auditors at such times as are appropriate.

•	The Audit Committee will oversee Company hiring policies for former employees of the independent auditors.

C.	Planning and Reviewing Auditing Activities.

•	The Audit Committee shall meet with the independent auditors prior to the annual audit to review the planning and staffing of the audit and other examinations or reviews of the Company’s quarterly, annual and other financial information.

•	The Audit Committee shall also review with management and the independent auditors the coordination of audit efforts to assure completeness of coverage, reduction of redundant efforts and the effective use of internal and external audit resources.

•	In connection with the annual audit, the Audit Committee shall review with the independent auditors any problems or difficulties the auditors may have encountered and any management letter provided by the auditors and the Company’s response to any such problems or difficulties and to any management letter.

•	The Audit Committee shall review major changes to the Company’s auditing and accounting principles and practices suggested by the independent auditors or management.

D.	Review of Unaudited and Audited Financial Statements, Earnings Releases, and Information Provided to Analysts and Rating Agencies; Preparation of Proxy Disclosure.

•	The Audit Committee shall review the annual audited financial statements with management and the independent auditors, including major issues regarding accounting and auditing principles and practices, the Company’s disclosures under “Management’s Discussion and Analysis of Results of Operations and Financial Condition,” the adequacy of internal controls that could significantly affect the Company’s financial statements, any material correcting adjustments that have been identified by the independent auditors, any material off- balance sheet transactions, arrangements, obligations and other relationships of the Company with unconsolidated entities and other matters related to the conduct of the audit which are to be communicated to the Audit Committee under Statement on Auditing Standards No. 61, “Communications with Audit Committees.”

•	The Audit Committee shall determine whether to recommend to the Board that the audited financial statements be included in the Company’s annual report on Form 10-K.

•	The Audit Committee shall review analyses and reports prepared by management and the independent auditors of significant financial reporting issues and judgments and critical accounting policies and practices in connection with the preparation of the Company’s financial statements and the ramifications of the use of alternative disclosures and treatments, the treatment preferred by the independent auditors, and other material written communications between the independent auditors and management, including any management letter or schedule of unadjusted differences.

•	The Audit Committee shall meet periodically with management and the independent auditors to review the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures. The Audit Committee shall also review and evaluate the Company’s processes for identifying and assessing key financial statement risk areas and for formulating and implementing steps to address such risk areas.

•	The Audit Committee shall review with management and the independent auditors the Company’s quarterly financial statements and the Company’s disclosures under “Management’s Discussion and Analysis of Results of Operations and Financial Condition” included in the Company’s Form 10-Q’s. The Audit Committee shall also review with management earnings guidance provided to analysts and rating agencies.

•	The Audit Committee shall prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company’s annual proxy statement and shall receive the information to be provided by the independent auditors for inclusion in the proxy statement, including with regard to fees relating to the audit.

E.	Review of Conflicts of Interest.

•	The Audit Committee shall review Company policies and procedures with respect to Company transactions in which officers or directors have an interest; where appropriate, including when their review is requested by management or the independent auditors, review policies and procedures with regard to officer use of corporate assets and consider the results of any review of these areas by the independent auditors.

•	The Audit Committee shall review all related party transactions and similar matters to the extent required by the NASDAQ’s listing standards to be approved by an audit committee or comparable body.

F. Compliance with Law and the Procedures for Handling Complaints about Accounting Matters.

•	The Audit Committee shall establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

•	The Audit Committee shall obtain reports from management and the independent auditors that the Company’s foreign affiliates and subsidiaries, if any, are in conformity with applicable legal requirements.

•	The Audit Committee shall discuss with the independent auditors any information brought to its attention by the auditors regarding potential illegal acts and shall handle such information as required by appropriate law.

•	The Audit Committee shall review with the Company’s general counsel legal and regulatory matters that may have a material impact on the financial statements, the Company’s compliance policies and any material reports or inquiries received from external counsel, regulators or governmental agencies.

G.	Periodic Reports to the Board, Executive Sessions and Annual Review.

•	The Audit Committee shall make a report to the Board at the next regularly scheduled meeting following a meeting of the Audit Committee accompanied by any recommendation to the Board.

•	The Audit Committee shall meet at least annually with the chief financial officer, the other senior members of management designated by the Audit Committee, and the independent auditors, each in separate executive sessions.

•	The Audit Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

•	The Audit Committee shall annually review its own performance.

IV.	Responsibilities of Others.
      While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditors. Nor is it the duty of the Audit Committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditors or to assure compliance with laws and regulations.
As approved by the Board of Directors and made effective on January 29, 2003

EXHIBIT B
AMENDMENT TO THE
AMENDED AND RESTATED 2004 STOCK INCENTIVE PLAN
      The Martek Biosciences Corporation Amended and Restated 2004 Stock Incentive Plan (the “Plan”) is hereby amended as set forth below, effective as of the date of adoption (the “Adoption Date”) of this Amendment by the Board of Directors of Martek Biosciences Corporation (the “Corporation”), contingent on the approval of this Amendment by a majority of the Corporation’s stockholders within twelve (12) months of the Adoption Date:
      1. The first paragraph of Section 4 of the Plan is hereby amended and restated to read as follows:

“4.	STOCK SUBJECT TO THE PLAN

Subject to adjustment as provided in Section 17 hereof, the number of shares of Stock available for issuance under the Plan shall be: (i) 2,574,791 shares plus (ii) any shares of Stock granted under the Company’s 2002 Stock Incentive Plan that are forfeited on or after January 28, 2005, and the number of shares that may be available for Incentive Stock Options shall not exceed 2,574,791 shares. Notwithstanding the preceding sentence and also subject to adjustment as provided in Section 17 hereof, the aggregate number of shares of Stock which cumulatively may be available for issuance pursuant to Awards other than Awards of Options or SARs shall not exceed 1,000,000 shares. Stock issued or to be issued under the Plan shall be authorized but unissued shares or issued shares that have been reacquired by the Company. If any shares covered by an Award are not purchased or are forfeited, or if an Award otherwise terminates without delivery of any Stock subject thereto, then the number of shares of Stock counted against the aggregate number of shares available under the Plan with respect to such Award shall, to the extent of any such forfeiture or termination, again be available for making Awards under the Plan. If the Option Price of any Option granted under the Plan, or if pursuant to Section 18.3, the withholding obligation of any Grantee with respect to an Option or other Award, is satisfied by tendering shares of Stock to the Company (by either actual delivery or by attestation) or by withholding shares of Stock, only the number of shares of Stock issued net of the shares of Stock tendered or withheld shall be deemed delivered for purposes of determining the maximum number of shares of Stock available for delivery under the Plan.”
      2. Section 5.3(ii) is hereby amended and restated in its entirety to read as follows:

“(ii) the maximum number of shares that can be awarded under the Plan, other than pursuant to an Option, to any person eligible for an Award under Section 5 hereof is 75,000 per calendar year; and”
      3. Section 14.2.2 is hereby amended and restated in its entirety to read as follows:

“14.2.2.	Business Criteria

“One or more of the following business criteria for the Company, on a consolidated basis, and/or specified subsidiaries or business units of the Company (except with respect to the total stockholder return and earnings per share criteria), shall be used exclusively by the Committee in establishing performance goals for such Performance or Annual Incentive Awards: (1) total stockholder return; (2) such total stockholder return as compared to total return (on a comparable basis) of a publicly available index such as, but not limited to, the Standard & Poor’s 500 Stock Index; (3) net income; (4) pretax earnings; (5) earnings before interest expense, taxes, depreciation and amortization; (6) pretax operating earnings after interest expense and before bonuses, service fees, and extraordinary or special items; (7) operating margin; (8) earnings per share; (9) return on equity; (10) return on capital; (11) return on investment; (12) operating earnings; (13) working capital; (14) ratio of debt to

B-1

stockholders’ equity; (15) revenue; (16) technology development milestones; and (17) business development.”

      4. The Plan shall otherwise be unchanged by this Amendment.
* * *
      The foregoing Amendment to the Plan was duly adopted and approved by the Board of Directors of the Corporation on January 27, 2006.

/s/ George P. Barker

Secretary

B-2

REVOCABLE PROXY
MARTEK BIOSCIENCES CORPORATION

☒	PLEASE MARK VOTES AS IN THIS EXAMPLE

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS ANNUAL MEETING OF STOCKHOLDERS — MARCH 16, 2006
     The undersigned holder of the Common Stock of Martek Biosciences Corporation (the “Corporation”) acknowledges receipt of the Proxy Statement and Notice of Annual Meeting of Stockholders, dated February 10, 2006, and hereby constitutes and appoints Henry Linsert, Jr. and George P. Barker or each of them acting singularly in the absence of the other, the true and lawful proxy or proxies for and in the name of the undersigned to vote the shares of Common Stock that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Corporation to be held on Thursday, March 16, 2006 and at any adjournment or postponements thereof.
The Board recommends a vote “FOR” Proposals 1 and 2.

Please be sure to sign and date
this proxy in the appropriate boxes.	Date

Stockholder sign above	Co-holder (if any) sign above

		With-	For All
	For	hold	Except
The proxies are instructed to vote as follows:	☐	☐	☐
Proposal 1: To elect two Class II Directors for the term expiring at the 2009 Annual Meeting of Stockholders
James R. Beery and Robert J. Flanagan
INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.

	For	Against	Abstain
Proposal 2: To approve a proposed amendment of the 2004 Stock Incentive Plan, including an increase in the number of shares issuable under the Plan	☐	☐	☐
     Shares represented by all properly executed proxies will be voted in accordance with the instructions appearing on this proxy. In the absence of specific instructions, proxies will be voted “FOR” proposals 1 and 2 and in the discretion of the proxy holders as to any other matters.
     Execute proxy exactly as your name appears on this form. If stock is registered in more than one name, each joint holder should sign. When signing as trustee, executor or other fiduciary, please so indicate.

é Detach above card, sign, date and mail in postage paid envelope provided. é
MARTEK BIOSCIENCES CORPORATION

PLEASE ACT PROMPTLY
SIGN, DATE & MAIL YOUR PROXY CARD TODAY
IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.